Exhibit 99.2

ENTERPRISE PRICES $1.0 BILLION PRINCIPAL

AMOUNT OF SENIOR NOTES

Houston, Texas (Tuesday, September 7, 2021) – Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $1.0 billion principal amount of Senior Notes EEE due February 15, 2053.

Enterprise expects to use the net proceeds of this offering for general company purposes, including for growth capital investments, and the repayment of debt (including the repayment of a portion of our $750 million principal amount of 3.50 percent Senior Notes VV due in February, 2022, and / or a portion of our $650 million principal amount of 4.05 percent Senior Notes CC also due in February, 2022).

The Senior Notes EEE will be issued at 99.170 percent of their principal amount and will have a fixed-rate interest coupon of 3.30 percent. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis. Settlement of the offering is expected to occur on September 15, 2021.

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., SG Americas Securities, LLC and U.S. Bancorp Investments, Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented for the offering by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, EPO or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting Citigroup Global Markets Inc. at (800) 831-9146, Deutsche Bank Securities Inc. at (800) 503-4611, SG Americas Securities, LLC at (855) 881-2108, U.S. Bancorp Investments, Inc. at (877) 558-2607.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems. The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

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Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745, rburkhalter@eprod.com Rick Rainey, Media Relations, (713) 381-3635, rrainey@eprod.com

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